SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
HYPERCOM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0828608

(State of incorporation)	(I.R.S. Employer Identification No.)

8888 East Raintree Drive, Suite 300, Scottsdale, Arizona	85260

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights, no par value	The New York Stock Exchange, Inc.
     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
     Securities Act registration file number to which this form relates: _________________ (if applicable).
Securities to be registered pursuant to Section 12(g) of the Act:
None.
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
EXHIBIT INDEX

EXPLANATORY NOTE
     This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Hypercom Corporation, a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on September 30, 2010 (including the exhibits thereto, the “Form 8-A”). Capitalized terms used without definition herein shall have the meaning set forth in the Rights Agreement, dated September 29, 2010 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).
Item 1. Description of Registrant’s Securities to be Registered.
Item 1 of the Form 8-A is hereby amended and supplemented by adding the following:
Amendment to Rights Agreement
     On November 17, 2010, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with VeriFone Systems, Inc., a Delaware corporation (“VeriFone”), and Honey Acquisition Co, a Delaware corporation and a direct wholly-owned subsidiary of VeriFone (“Merger Sub”), under which the Company will be merged with and into Merger Sub (the “Merger”), with the Company continuing after the Merger as the surviving corporation and wholly-owned subsidiary of VeriFone.
     In connection with the Merger Agreement, on November 17, 2010, the Company and the Rights Agent entered into the Amendment (the “Amendment”) to the Rights Agreement. As a result of the Amendment, the preferred stock purchase rights issued under the Rights Agreement will be inapplicable to the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement. The execution, delivery, consummation or performance of the Merger Agreement and the transactions contemplated thereby will not cause the rights to separate from shares of common stock of the Company or permit the Company’s stockholders to exercise the rights.
     The Amendment provides, among other things, that (a) none of VeriFone, Merger Sub or any of their respective affiliates shall be or become an “Acquiring Person” under the Rights Agreement and (b) neither a “Distribution Date,” “Stock Acquisition Date” nor “Flip-In Event” under the Rights Agreement will be deemed to have occurred solely as a result of (i) the approval, execution, delivery or effectiveness of the Merger Agreement or (ii) the consummation of the transactions contemplated under the Merger Agreement.
     The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2, respectively, to this Amendment No. 1 to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

Exhibit
No.	Description

3.1	Certificate of Designation of the Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 from the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2010)

4.1	Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 from the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2010).

4.2	Amendment, effective as of November 17, 2010, to the Rights Agreement between the Company and Computershare Trust Company, N.A. as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2010).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 23, 2010	HYPERCOM CORPORATION
	By:	/s/ Douglas J. Reich
Douglas J. Reich
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit
No.	Description

3.1	Certificate of Designation of the Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 from the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2010)

4.1	Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 from the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2010).

4.2	Amendment, effective as of November 17, 2010, to the Rights Agreement between the Company and Computershare Trust Company, N.A. as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 19, 2010).

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